JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G/A to which this Agreement is attached.

Dated: June 10, 2000

                              ARTISAN INVESTMENT CORPORATION
                              for itself and as general partner of
                              ARTISAN PARTNERS LIMITED PARTNERSHIP


                              By:  /s/ Andrew A. Ziegler
                                   ----------------------
                                   Andrew A. Ziegler
                                   President



                              ANDREW A. ZIEGLER

                              /s/ Andrew A. Ziegler
                              ------------------------------

                              CARLENE MURPHY ZIEGLER

                              /s/ Carlene Murphy Ziegler
                              ------------------------------